Exhibit 1.01
Conflict Minerals Report
For Calendar Year 2015

This is The Walt Disney Company’s 2015 Conflict Minerals Report pursuant to Rule 13p-1 of the Securities and Exchange Commission (the “Conflict Minerals Rule”).
Background
The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment and Consumer Products and Interactive Media. For convenience, the terms “Company,” “Disney” and “we” are used in this report to refer collectively to the parent company and its subsidiaries through which our various businesses are actually conducted.
The Company derives the vast majority of its revenues from the licensing of intellectual property, the sale of advertising time, and charges for entertainment, lodging and associated food and beverage sales at its theme parks, resorts, and cruise lines. We also derive revenue from the sales of physical products (such as physical copies of films and music) that we have determined do not include columbite-tantalite, cassiterite, gold, wolframite or their derivatives (collectively, the “Subject Minerals”) as necessary to the products’ functionality or production (“necessary Subject Minerals”).
The products we sell that may include necessary Subject Minerals are items such as books, clothing, accessories, electronic toys, jewelry and other consumer goods. We classify these items together as retail merchandise, and that is the product category covered by this report. We sell many of these items directly through Disney Stores throughout the world and at our entertainment venues, including our parks and resorts. We also sell retail merchandise wholesale to other retailers.
The sale of retail merchandise constituted less than 10% of our revenue in calendar 2015. The number of individual items sold is, however, large. We estimate that we sold retail merchandise with approximately 150,000 stock-keeping units (SKUs) in calendar 2015. Moreover, due to the dynamic nature of our business, the items we sell change rapidly, with many items sold for only a few months, and then replaced by other items sourced from other suppliers.
The Company does not manufacture any of the retail merchandise it sells, sourcing the specific merchandise items that may contain Subject Minerals from over 1,300 suppliers in calendar 2015. We believe that many of our suppliers themselves source components of these items from numerous other suppliers, and our direct suppliers are often many steps removed from the source of the raw materials contained in the items. In addition, we believe that in many cases the items we acquire from a supplier represent a small portion of the supplier’s total production.
The number, diversity and frequent turnover of the retail merchandise we sell, the number and turnover of suppliers, and our remote position in the supply chain make it difficult for us to determine and track the source of individual items, the nature of the raw materials included in the items, and the source of those raw materials. Nevertheless, our Conflict Minerals Compliance Program described below is designed to gain relevant information about the sources of raw materials in our products that is as complete as reasonably possible in light of our position in the supply chain.

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Disney’s Conflict Minerals Compliance Program
Our Conflict Minerals Compliance Program (the “Program”) is focused on identifying suppliers of retail merchandise that may contain necessary Subject Minerals and gathering information about the supply chain practices of those suppliers.

The Program includes: (1) an internal management structure; (2) a Conflict Minerals Policy; (3) reasonable inquiry into the country of origin of any necessary Subject Minerals; and (4) appropriate diligence into whether any necessary Subject Minerals that may have originated in the Democratic Republic of the Congo or adjoining countries (“Covered Countries”) support armed conflict. The due diligence aspects of the Program have been designed in conformance with the guidance set forth in the Organisation for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition (OECD Guidance).

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Internal Management Structure. The Conflict Minerals Steering Committee is comprised of executive-level representatives from Integrated Trade Management, Legal, Investor Relations, Controllership, Corporate Communications, International Labor Standards, Global Public Policy, and Corporate Citizenship. The Committee is responsible for providing governance and oversight over the execution of the Program and for monitoring the Program’s compliance with regulatory requirements and satisfaction of enterprise goals. The day-to-day implementation of the Program is conducted by a Conflict Minerals Compliance Program Team within our Integrated Trade Management organization, which reports to an executive officer of the Company. The Conflict Minerals Compliance Program Team engages regularly with a third party professional services firm to manage, assist, and monitor the progress of the Program.

2.
Conflict Minerals Policy. The Company’s Conflict Minerals Policy sets forth the steps we are taking to comply with the Conflict Minerals Rule. These steps include: the establishment of the internal management structure described above; engagement with suppliers as described in this report; reporting required by the Conflict Minerals Rule; and monitoring developments relating to conflict minerals with an eye to enhancing the Program. Our policy was distributed to suppliers who may supply us with products covered by the rule and is posted on our web site at https://ditm-twdc-us.storage.googleapis.com/Conflict-Minerals-Policy.pdf. The policy includes a mechanism for reporting concerns or asking questions regarding the policy.

3.
Reasonable Country of Origin Inquiry. Based on lists of historic suppliers of retail merchandise updated through interviews with sourcing executives, we compile a list each year of the suppliers we are able to identify as supplying retail merchandise in the prior calendar year that may contain necessary Subject Minerals.

Each year, we distribute a survey to these suppliers regarding their supply chain practices relating to Subject Minerals. The 2015 survey was based on the Conflict Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template (CMRT), revision 4.01b. We supplemented this template with additional questions designed to provide visibility into our suppliers’ sourcing activities, including the basis for their responses regarding the source of Subject Minerals in the retail merchandise they supplied to us. We also provided suppliers with our Conflict Minerals Policy, a survey translation guide, and training material on conflict minerals, which included links to other sources of information (including Conflict-Free Sourcing Initiative’s website: http://www.conflictfreesourcing.org/). Our communications included our expectations for response and noted that the Conflict Minerals Rule was not intended to stop companies and their suppliers from sourcing from the Covered Countries and that such an embargo would be contrary to the intent of the Conflict Minerals Rule.

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In 2015, we identified and surveyed 1,320 suppliers to us of retail merchandise that we sell to our customers. We received responses from 716, or 54.2% compared to a response rate of 39.7% for calendar 2014. We received responses from 79.0% of our 100 largest suppliers of merchandise for resale, and 95.1% of the suppliers we initially identified as most likely to be supplying us with products that contained Subject Minerals.

The vast majority of the suppliers who completed the survey responded that the merchandise they supplied to us did not contain any necessary Subject Minerals. Based on survey responses, interviews, and our further review of the retail merchandise supplied, we identified 76 suppliers who manufactured retail merchandise for us that contained necessary Subject Minerals. Of these suppliers:

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One supplier responded that the Subject Minerals in all the products it supplied to us for resale by us did not originate in Covered Countries and provided sufficient information regarding its supply chain program for us to determine that this response was reliable.

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Two suppliers responded that the Subject Minerals in retail merchandise manufactured for us originated in the Covered Countries. As noted below, we determined that both of these suppliers only sourced Subject Minerals in the Covered Countries from smelters and refiners that are compliant with the CFSI’s Conflict Free Smelters Program (CFSP).

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12 suppliers responded that the Subject Minerals in the products they supplied us did not originate in Covered Countries, but did not provide sufficient information regarding their supply chain programs for us to determine that this conclusion was reliable.

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61 suppliers responded that they could not determine the country of origin of all of the Subject Minerals in retail merchandise they manufactured for us. Some of these suppliers provided smelter information with respect to some of the Subject Minerals they sourced, and three of these suppliers responded that they sourced Subject Minerals from smelters and refiners that we determined were in the Covered Countries. As noted below, we determined that the smelters and refiners in the Covered Countries identified by these three suppliers are compliant with the CFSI’s CFSP.

4.
Due Diligence Measures. Based on our assessment of survey responses in 2015, we implemented due diligence measures with respect to suppliers who (1) may have manufactured retail merchandise for us containing Subject Minerals and (2) had not reliably demonstrated that the Subject Minerals were not sourced from Covered Countries. These measures included:

•	Performance of targeted follow-up with suppliers who did not initially respond to the survey.

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Verification of information regarding smelters and refiners provided by our suppliers with the CFSI’s list of conflict-free smelters and refiners and other lists provided by accredited organizations such as London Bullion Market Association (LBMA) or Responsible Jewelry Council (RJC). Through this effort, we determined that the smelters and refiners in the Covered Countries that were identified by five of our suppliers were all compliant with the CFSI’s CFSP

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Requests for additional information (e.g., certificate of material analysis, bill of materials, statement letters) from suppliers whom we determined supplied items containing Subject Minerals and who provided information that was insufficient for us to determine reliably the source of Subject Minerals in retail merchandise manufactured for us. Through this effort, we were able to obtain more reliable information about the presence of Subject Minerals in items supplied to us and obtain additional smelter and refiner information.

•	Encouragement of suppliers who provided insufficient information regarding their supply chain to develop more robust supply chain information programs and policies.

•	Encouragement of suppliers who may have sourced Subject Minerals (or product components from sub-suppliers who may have sourced Subject Minerals) from non-

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compliant smelters or refiners to source from smelters and refiners who are compliant with the relevant CFSP assessment protocols of the CFSI, or from another accredited organization.

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Support for and engagement with CFSI. The data on which we relied for certain statements in this report was obtained through our membership in CFSI, using the Reasonable Country of Origin Inquiry report for member DISN.

Smelters, Refiners, and Countries of Origin
The suppliers who manufactured retail merchandise for us that we determined contained necessary Subject Minerals identified 160 smelters or refiners (verified as such by the CFSP and/or LBMA and RJC) that supplied them with Subject Minerals. These suppliers included the single supplier we determined was not sourcing from Covered Countries and the five suppliers that source from CFSI compliant smelters and refiners in the Covered Countries. Although we cannot determine whether retail merchandise manufactured for us contained Subject Minerals from each of these 160 smelters and refiners, we have listed each of them in Attachment A. All but three of these smelters and refiners are compliant with the relevant CFSP assessment protocols of CFSI and/or other accredited organization. Figure 1 shows compliance by mineral.
Figure 1: Of the 64 gold compliant smelters, 62 are compliant with CFSI protocols and two are compliant with the RJC protocols. Of the 62 gold smelters compliant with the CFSI protocols, 49 were also found to be certified by the LBMA and 10 by the RJC. All the suppliers of the other minerals are compliant with the CFSI protocols, except one tin supplier.

Based on the information provided by our suppliers, we have not been able to determine the facilities used to process the necessary Subject Minerals, the country of origin of the necessary Subject Minerals, the mine or location of origin of the necessary Subject Minerals, or whether the Subject Minerals in our retail merchandise are from recycled or scrap sources in all of the retail merchandise we sell. We have been able to determine that, of the 160 smelters and refiners identified in Attachment A, seventeen are identified by CFSI as sourcing Subject Minerals from Covered Countries and that each of these seventeen smelters and refiners were determined by CFSI to be compliant with the relevant CFSP assessment protocols of the CFSI. We have also determined that the countries of origin of the Subject Minerals supplied by the smelters and refiners included in Attachment A may include those listed in Attachment B. However, we cannot determine whether the three smelters and refiners who are not compliant with the relevant CFSP assessment protocols of the CFSI, or another accredited organization, sourced from Covered Countries. We also cannot determine whether the suppliers who provided us with insufficient information regarding the source of Subject Minerals sourced Subject Minerals from the Covered Countries.

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Further Development of Disney’s Conflict Minerals Compliance Program
Our efforts with respect to 2015 were devoted to increasing the response rate to our supplier survey and to obtaining additional information from those suppliers who provided insufficient information regarding their supply chain programs to evaluate adequately the source of materials they supplied. We also encouraged suppliers to improve their supply chain policies, source responsibly, and to source Subject Minerals from (or from sub-suppliers who source from) smelters and refiners who are compliant with the relevant CFSP assessment protocols of CFSI or any other accredited organization. We also built on the information we obtained in our 2014 survey to continue refining our list of suppliers and identifying those who were likely to have supplied us retail merchandise containing Subject Minerals.
We continue to focus on refining our systems for identifying relevant suppliers and the product categories associated with each supplier, and on obtaining additional and more reliable information on each supplier’s own supply chain. We also continue to evaluate the overall quality of supply chain practices of our suppliers, the impact of encouraging adoption of robust supply chain practices in light of developing supply chain certification programs, the practices of our suppliers, and whether it is helpful and feasible to provide further incentives to suppliers to strengthen their supply chain programs.

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Attachment A
Smelters and Refiners Identified by
Suppliers

The following table identifies each of the smelters and refiners identified by our suppliers as sources of Subject Minerals in retail merchandise manufactured by the supplier. The table includes the name of the smelter or refiner, the Subject Minerals supplied by the smelter or refiner, and the location of the smelter or refiner. Our suppliers could not confirm whether each smelter or refiner they used supplied Subject Minerals in retail merchandise manufactured for the Company. All but three of the smelters and refiners identified below are currently compliant with CFSP assessment protocols of the CFSI or other accredited organizations; the three smelters and refiners that have not been certified as compliant are marked with an asterisk (*) in the table below.1

Subject Mineral	Smelter or Refiner Name	Location
Gold	Advanced Chemical Company*	USA
Gold	Aida Chemical Industries Co. Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus SA	Switzerland
Gold	Asahi Pretec Corporation	Japan
Gold	Asahi Refining Canada Limited	Canada
Gold	Asahi Refining USA Inc.	USA
Gold	Asaka Riken Co Ltd	Japan
Gold	Atasay Kuryumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Elemtal Refining, LLC	USA
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Johnson Matthey Inc	Switzerland
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kennecott Utah Copper LLC	USA

1 Our suppliers identified two additional sources of Subject Minerals (for gold: Gold Mining in Shandong (Laizhou) Ltd. Co.; for tin: China Minmetals), which have not been verified as smelters or refiners by CFSI.

Subject Mineral	Smelter or Refiner Name	Location
Gold	Kojima Chemicals Co., Ltd	Japan
Gold	LS-NIKKO Copper Inc.	Korea
Gold	Materion	USA
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd	China
Gold	Metalor Technologies (Singapore) Ltd.	Singapore
Gold	Metalor technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	USA
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	Turkey
Gold	Nihon Material Co. LTD	Japan
Gold	Ohura Precious Metal Industry Co., Ltd	Japan
Gold	PAMP SA	Switzerland
Gold	PX Précinox SA	Switzerland
Gold	Rand Refinery (Pty) Ltd	South Africa
Gold	Republic Metals Corporation	USA
Gold	Royal Canadian Mint	Canada
Gold	SEMPSA Joyería Platería SA	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China
Gold	So Accurate Group Inc.*	USA
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	SPC Precious Metal Co.	Thailand
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co. Ltd	China
Gold	Tokuriki Honten Co., Ltd	Japan
Gold	Umicore Brasil Ltda	Brazil
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	USA
Gold	Valcambi SA	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Ausralia
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	Japan
Gold	Yokohama Metal Co Ltd	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co., LTd Gold Refinery	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Global Advanced Metals Boyertown	USA

Subject Mineral	Smelter or Refiner Name	Location
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck GmbH Laufenburg	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	USA
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany
Tantalum	Hi-Temp Specialty Metals, Inc.	USA
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee SE Liezen	Austria
Tantalum	Plansee SE Reutte	Austria
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemicals	Japan
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Zhuzhou Cement Carbide	China
Tin	Alpha	USA
Tin	China Tin Group Co., Ltd.	China
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Ayi Jaya	Indonesia
Tin	CV Gita Pesona	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S/A	Brazil
Tin	Metallic Resources, Inc.	USA
Tin	Metallo Chimique N.V.	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines

Subject Mineral	Smelter or Refiner Name	Location
Tin	Operaciones Metalurgical S.A.	Bolivia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	PT Justindo	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Timah (Persero), Tbk Kundor	Indonesia
Tin	PT Timah (Persero), Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Wahana Perkit Jaya	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	VQB Mineral and Trading Group JSC	Vietnam
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	China
Tin	Yunnan Tin Company, Ltd.	China
Tungsten	A.L.M.T. Tungsten Corp.	Japan
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	USA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Subject Mineral	Smelter or Refiner Name	Location
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Huntsville	USA
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China

Attachment B
Countries of Origin

The following table identifies the countries of origin of the smelters and refiners identified in Attachment A and is based on the smelters and refiners provided by our suppliers and the CFSI’s reasonable country of origin data, which provides country of origin data for those smelters and refiners.

Angola	Myanmar
Argentina	Namibia
Australia	Netherlands
Austria	Nigeria
Belgium	Peru
Bolivia	Portugal
Brazil	Republic of Congo
Burundi	Russia
Cambodia	Rwanda
Canada	Sierra Leone
Central African Republic	Singapore
Chile	Slovakia
China	South Africa
Colombia	South Korea
Côte D'Ivoire	South Sudan
Czech Republic	Spain
Djibouti	Suriname
Ecuador	Switzerland
Egypt	Taiwan
Estonia	Tanzania
Ethiopia	Thailand
France	The Democratic Republic of Congo (DRC)
Germany	Uganda
Guyana	United Kingdom
Hungary	United States of America
India	Vietnam
Indonesia	Zambia
Ireland	Zimbabwe
Israel
Japan
Kazakhstan
Kenya
Laos
Luxembourg
Madagascar
Malaysia
Mongolia
Mozambique

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